EXHIBIT 4.1.1

GILBERT CONVERTIBLE NOTE

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN HOME HEALTH, INC.,. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal $300,000	Issue Date: August 20, 2009

18% CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, Quamtel, Inc., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of Gilder Funding Corporation (the “Lender” or the “original holder”), the principal sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) together with interest thereon calculated from the date hereof, in accordance with the provisions of this Note.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower and the Holder, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

Part 1

PAYMENT OF PRINCIPAL AND INTEREST

lA.

Rate of Interest. Interest shall accrue at the rate of eighteen percent (18%) per annum on the unpaid principal amount of this Note outstanding from time to time. Interest shall be paid in cash

lB.

Payment Dates. All principal and accrued and unpaid interest on the principal balance of this Note shall be paid in a single installment on the date that is six months from the date set forth above on which this Note is executed and funded.

1C.

Prepayment. Borrower shall have the right to prepay all principal and accrues interest, and may at Borrower’s election make such prepayment in the form of cash or shares of Borrower’s common stock on an as converted basis pursuant to Part 5.

lC.

Saving Clause. All agreements and transactions between the Borrower and the holder of this Note, whether now existing or hereafter arising, whether contained herein or in any other instrument, and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity hereof, prepayment, demand for prepayment or otherwise, shall the amount contracted for, charged or received by the holder of this Note from the Company for the use, forbearance or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the applicable law of usury. Any interest payable hereunder or under any other instrument relating to the indebtedness evidenced hereby that is in excess of the legal maximum, shall, in the event of acceleration of maturity, prepayment, demand for prepayment or otherwise, be automatically, as of the date of such acceleration, prepayment, demand or otherwise, applied to a reduction of the principal indebtedness hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of such principal, such excess shall be refunded to the Company. To the extent not prohibited by law, determination of the legal maximum rate of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the indebtedness, all interest at any time contracted for, charged or received from the Company in connection with the indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

Part 2

REPLACEMENT

Upon receipt of evidence reasonably satisfactory to the Borrower of the ownership and the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company, or, in the case of any such mutilation upon surrender of such Note, the Borrower shall (at its expense) execute and deliver in lieu of such Note, a new Note of like kind representing the principal amount of Note represented by such lost, stolen, destroyed or mutilated Note and dated the date of such lost, stolen, destroyed or mutilated Note, and interest shall accrue on the Note represented by such new Note from the date to which interest has been fully paid on such lost, stolen, destroyed or mutilated Note.

Part 3

CANCELLATION

After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Borrower for cancellation.

Part 4

WAIVER OF NOTICE, ETC.

The Borrower hereby waives presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance and enforcement of this Note, and assents to extension of the time of payment or forbearance or other indulgence without notice.

Part 5

CONVERSION INTO COMMON STOCK

5A.

Conversion Procedure.

(i)

At any time on or before payment in full of the principal and accrued interest outstanding hereunder, the holder of this Note (at its sole option and in its sole discretion) may convert all or any portion of the outstanding principal amount hereof (plus accrued but unpaid interest on such principal amount or portion thereof) held by such holder into a number of shares of the Company’s Common Stock computed by dividing the principal amount of this Note (plus accrued but unpaid interest thereon) to be converted by the “Conversion Price” (as defined below in Part 5B).

(ii)

Each conversion will be deemed to have been effected as of the close of business on the date on which the instrument representing this Note has been surrendered at the principal office of the Borrower. At such time as such conversion has been effected, the rights of the holder of this Note as such holder will cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(iii)

As soon as possible after a conversion has been effected (but in any event within three (3) business days in the case of subparagraph (a) below), the Company will deliver to the converting holder: (a) a certificate representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified (provided that, in the event that the name specified by the converting holder is other than that of the converting holder, the Company has received evidence satisfactory to Company counsel that the transfer of Common Stock from the converting holder to the person specified may be accomplished without violation of applicable law); (b) a replacement Note having terms identical to those of this Note other than the principal amount, which shall be equal to portion of the principal amount of the original Note not converted; and (c) the amount payable under subparagraph (vi) below with respect to fractional shares of Common Stock otherwise issuable upon such conversion.

(iv)

The issuance of certificates for shares of Common Stock upon conversion of this Note will be made without charge to the holder of such Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of this Note, the Borrower will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

(v)

The Borrower will not close its books against the transfer of this Note or of Common Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

(vi)

If any fractional interest in a share of Common Stock would, except for the provisions of this subparagraph (vi), be deliverable upon any conversion of this Note, the Borrower, in lieu of delivering the fractional share therefor, may at its option pay a cash adjustment for such fractional share equal to such fraction times the fair market value per share of the Common Stock at the close of business on the date of conversion, as determined in good faith by the board of directors of the Borrower.

5B.

Conversion Price. The Conversion Price shall initially be $2.70 per share of Common Stock. In order to prevent dilution of the conversion rights granted under this part 5, the Conversion Price will be subject to adjustment from time to time pursuant to this part 5.

5C.

Subdivision or Combination of Common Stock. If the Borrower at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced, and if the Borrower at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Notwithstanding the foregoing, the Conversion Price has already been adjusted for the reverse stock split that the Borrower will effect on or about September 8, 2009, and such split shall have no effect on the Conversion Price.

5D.

Reorganization, Reclassification, Consolidation, Merger or Sale. Any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Company’s assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation), stock, securities or amounts with respect to or in exchange for Common Stock is referred to herein as an “Organic Change.” Prior to the consummation of any Organic Change, the Borrower will make appropriate provisions (in form and substance satisfactory to the Lender) to insure that the holder (for so long as such holder has the right to convert the Note as provided in this part 5) have the right to receive, in lieu of or in addition to the shares of Common Stock immediately theretofore issuable upon the conversion of such holder’s Note, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted his Note immediately prior to such Organic Change. In any such case, the Borrower will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the outstanding principal amount of Notes then outstanding) to insure that the provisions of this part 5 will thereafter (for so long as such holders have the right to convert the Notes as provided in this part 5) be applicable to the Notes.

5E..

Notices. Until the maturity of this Note:

(i)

Immediately upon any adjustment of the Conversion Price, the Borrower will give written notice thereof to the holder of this Note.

(ii)

The Borrower will give written notice to the holder of this Note at least twenty (20) days prior to the date on which the Company closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

(iii)

The Borrower will also give written notice to the holder of this Note at least thirty (30) days prior to the date on which any Organic Change will take place.

Part 6

MISCELLANEOUS

This Note shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Texas, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

Borrower hereby irrevocably and unconditionally (a) submits to the exclusive jurisdiction of the United States District Court for the Northern District of Texas, or, if such court will not accept jurisdiction, the jurisdiction of any court of competent civil jurisdiction sitting in Dallas County, Texas, and (b) waives the right and agrees not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each of the parties hereto also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions hereof.

Any notice or other communication under the provisions of this Note shall be in writing, and shall be given by postage prepaid, registered or certified mail, return receipt requested; by hand delivery with an acknowledgment copy requested; or by the Express Mail service offered by the United States Post Office or any reputable overnight delivery service, directed to the addresses set on the signature page hereto, or to any new address of which any party hereto shall have informed the others by the giving of notice in the manner provided herein. Such notice or communication shall be effective, if sent by postage prepaid, registered or certified mail, return receipt requested, three (3) days after it is mailed within the continental United States; if sent by Express Mail or any reputable overnight delivery service, one (1) day after it is forwarded; or by hand delivery, upon receipt.

No failure or delay on the part of the Lender in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law or in equity or otherwise.

IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the first above written.

QUAMTEL, INC.

By:	/s/ Stuart Ehrlich
Stuart Ehrlich, CEO-President

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